Exhibit 11


                         CATSKILL FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (In thousands, except share and per share data)


                                                     Three Months Ended December 31,
                                                     -------------------------------
                                                           1998           1997
                                                       ----------     ----------
Net income per common share - basic
   Net income applicable to common shares ........     $      981     $      958
   Weighted average common shares outstanding ....      3,839,278      4,250,413
   Net income per common share - basic ...........     $      .26     $      .23
                                                       ==========     ==========

Net income per common share - diluted
   Net income applicable to common shares ........     $      981     $      958
   Weighted average common shares outstanding ....      3,839,278      4,250,413
   Dilutive common stock options (1) .............         40,612        126,991
                                                       ----------     ----------
   Weighted average common shares and
         common share equivalents outstanding ....      3,879,890      4,377,404
                                                       ==========     ==========
   Net income per common share - diluted .........     $      .25     $      .22
                                                       ==========     ==========


(1) Dilutive common stock options (includes granted, but unvested, restricted stock under the Company's MRP plan and options granted, but unexercised, under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, to purchase the Company's common stock at the average market price during the period.